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                                                                    EXHIBIT 99.1


                                             Craig Price
                                             Director - Corporate Communications
                                             Kimberly-Clark Corporation
                                             (972) 281-1481

                                             Mark Francois
                                             Director, Investor Relations
                                             Safeskin Corporation
                                             (619) 350-6840


                       KIMBERLY-CLARK TO ACQUIRE SAFESKIN
                            IN TAX-FREE TRANSACTION

 Addition of Safeskin's Disposable Glove Business Gives Kimberly-Clark Complete
       Line of Disposable Protective Apparel in Professional Health Care

DALLAS and SAN DIEGO, November 17, 1999 - Kimberly-Clark Corporation (NYSE: KMB) and Safeskin Corporation (NASDAQ: SFSK) today announced the signing of a definitive agreement for Kimberly-Clark to acquire Safeskin, a leading maker of high-quality, disposable gloves for the health care, high-technology and scientific industries.

         The acquisition will provide Kimberly-Clark's professional health care business with new product offerings that will allow it to continue expanding into new segments and markets, while leveraging its existing products and technologies. With the addition of Safeskin, Kimberly-Clark's professional health care operation is expected to have annual sales of approximately $950 million in 2000.

         "We are committed to significantly increasing our presence in health care," said Wayne R. Sanders, chairman and chief executive officer of Kimberly-Clark. "The acquisition of Safeskin is a very positive step toward achieving that goal. Safeskin provides Kimberly-Clark with an entry into the $3 billion latex and synthetic glove market that has become an essential part of modern health care. Safeskin has built one of the fastest growing, most technologically innovative and cost-effective businesses in the glove industry.

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         "We are pleased to complement our expanding offering of professional health care products with Safeskin gloves," Mr. Sanders added. "With this acquisition, we will be able to offer a complete line of head-to-toe protection products for health care workers."

Combination Leverages Technology, Cost Advantages and Leading Market Positions

         As the world's largest producer of nonwoven fabrics, Kimberly-Clark brings tremendous technology and cost advantages to bear on its health care products, which include leading market share positions in sterilization wrap, surgical gowns, face masks and other protective apparel. With the recently completed acquisition of Ballard Medical Products, the company is also a leading manufacturer of disposable medical devices in the respiratory care and gastroenterology markets.

         Safeskin, which has the number one market share in the U.S. exam glove market, is recognized as a leader in product innovation and low-cost production. Both companies share distribution channels and end users and hope to achieve significant synergies by combining their complementary product lines.

         "We believe that the resources of our two companies will further drive sales around the world and create cost savings for the combined business," Mr. Sanders said.

         Richard Jaffe, chairman, president and chief executive officer of Safeskin, said, "This combination provides a partner that we believe can deliver the best value for our shareholders and an opportunity for the business to grow and prosper as part of a larger enterprise. Safeskin will benefit from Kimberly-Clark's broad product offerings, economies of scale and its international distribution strength."

Terms of the Transaction

         Under the agreement, Safeskin shareholders will receive .1956 of a share of Kimberly-Clark common stock for each share of Safeskin common stock. Based on the closing price of Kimberly-Clark stock on November 16, 1999, the transaction has a total value of approximately $850 million, which includes assumed debt and outstanding options of approximately $155 million. To complete the acquisition, Kimberly-Clark, which currently has about 544 million shares outstanding, will issue approximately 10.5 million shares in exchange for Safeskin's shares.

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         The agreement has been unanimously approved by the boards of directors of both companies. David R. Murray, president of Kimberly-Clark's professional health care sector, will lead the combined operation. Mr. Jaffe will become a consultant to the business.

         The transaction, which will be tax free to Safeskin shareholders, is expected to be completed in early 2000 and is subject to certain conditions, including regulatory clearances and approval by Safeskin shareholders. In connection with this transaction, Safeskin has granted Kimberly-Clark an option to purchase up to 14 percent of Safeskin's stock under certain conditions. In addition, stockholders of Safeskin, beneficially owning approximately 24 percent of the outstanding shares, including Mr. Jaffe, have agreed to vote their equity interests in the company in favor of the transaction.

         Safeskin Corporation is the world's leading manufacturer of powder-free exam gloves. The company, based in San Diego, produces gloves at its manufacturing facilities in Southeast Asia using proprietary formulations and processes. Safeskin reported net sales of $232 million and net income of $42 million for 1998. The company has been named by Forbes magazine as one of the "Best Small Companies in America," earning the top ranking on that list in 1996.

         With $12.3 billion in sales in 1998, Kimberly-Clark Corporation is a leading global manufacturer of tissue, personal care, and health care products. The company's global brands include Huggies, Pull-Ups, Kotex, Depend, Kleenex, Scott, Kimberly-Clark, Tecnol, Kimwipes and WypAll. Other brands well known outside the U.S. include Andrex, Scottex, Page, Popee and Kimbies. Kimberly-Clark also is a major producer of premium business, correspondence and technical papers. The company has manufacturing operations in 40 countries and sells its products in more than 150 countries.

         Certain matters contained in this news release concerning the business outlook, anticipated financial and operating results, strategies, contingencies and transactions of Kimberly-Clark and Safeskin constitute forward-looking statements and are based upon expectations and beliefs of the management of Kimberly-Clark and Safeskin concerning future events impacting Kimberly-Clark and Safeskin. For a description of certain factors that could cause Kimberly-Clark's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of Kimberly-Clark's Annual Report on Form 10-K/A for the year ended December 31, 1998 entitled


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         "Factors That May Affect Future Results."  For a description of certain factors that could cause Safeskin's future results to differ materially from those expressed in any such forward-looking statements, see the risk factors that may be found in Safeskin's most recent Annual Report on Form 10-K for 1998 and Form 10-Q for the third quarter of 1999, and Safeskin's other filings with the Securities and Exchange Commission.

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